We consent to the inclusion in the Registration Statement (Form S-1) of OICco Acquisition III, Inc. (hereinafter the “Company”) of our report dated March 21, 2011, with respect to the balance sheet as of December 31, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on March 31, 2010 through December 31, 2010 to be included in this Registration Statement (Form S-1).

/s/ SAM KAN & COMPANY
Firm’s Manual Signature

Alameda, CA
City, State

June 21, 2011
Date